Exhibit 99.1

Press Release	For Immediate Release
Date: February 15, 2018

GLEN BURNIE BANCORP ANNOUNCES

YEAR and FOURTH QUARTER 2017 RESULTS

GLEN BURNIE, MD (February 15, 2018) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), announced today net income of $0.91 million, or $0.33 per basic and diluted common share for the year ended December 31, 2017, compared to $1.10 million, or $0.40 per basic and diluted common share for the year ended December 31, 2016.

For the fourth quarter ended December 31, 2017, Bancorp reported a net loss of $0.15 million, or $0.05 per basic and diluted common share, compared to net income of $0.40 million or $0.14 per basic and diluted common share for the fourth quarter of 2016.

The Tax Cuts and Jobs Act ("the Tax Act") was enacted on December 22, 2017, reducing the corporate federal income tax rate from 34% to 21% and making other changes to U.S. corporate income tax laws. Generally accepted accounting principles ("GAAP") require that the impact of the provisions of the Tax Act be accounted for in the period of enactment. Accordingly, the estimated incremental income tax expense recorded by the Bancorp in the fourth quarter of 2017 related to the Tax Act was $0.6 million, representing $0.21 of basic and diluted earnings per common share. The additional expense was largely attributable to the reduction in carrying value of net deferred tax assets reflecting lower future tax benefits resulting from the lower corporate tax rate. The enactment of the tax legislation is expected to reflect positively in our future results due to the lower federal income tax rate.

For the year ended December 31, 2017, net loans grew by $6.4 million, or 2% when compared to December 31, 2016. At December 31, 2017, Bancorp had total assets of $389.5 million. Bancorp, the oldest independent commercial bank in Anne Arundel County, will pay its 102nd consecutive quarterly dividend on February 23, 2018.

"We continue to make significant progress and believe we remain on track to achieve growth and earnings expectations as our outlook continues to improve across our business lines," said John D. Long, President and Chief Executive Officer. “I am very proud to announce financial results for 2017 that highlight another successful year for the company. Growth in net interest income, credit costs significantly below our historical norms, and well controlled expenses led to a 79% rise in income before taxes for the year. Although fourth quarter and annual results were negatively impacted by the newly enacted tax legislation, a lower corporate tax rate in the future should provide many benefits to the company. Growing our lending business while increasing profitability continues to be a priority as we believe that our community bank delivery model offers an attractive option to borrowers. We also continue to make progress in expanding our lending platforms. Consumer indirect lending is a unique core competency for us that is based on the foundation of a consistent and disciplined underwriting process and an experienced management team. We remain deeply committed to serving the needs of the community through the development of new loan and deposit products designed to meet the financial needs in our community.”

Highlights for the Quarter and Year ended December 31, 2017

Bancorp continued its organic growth strategy in the fourth quarter of 2017 driven by favorable net loan growth and supported by an improving 0.51% cost of funds. Bancorp has strong liquidity and capital positions that provide ample capacity for future growth, along with the Bank’s total regulatory capital to risk weighted assets of 13.84% at December 31, 2017.

Specific highlights include the following:

•	Return on average assets for the year ended December 31, 2017 was 0.23%, as compared to 0.28% for the year ended and December 31, 2016. Return on average equity for the year ended December 31, 2017 was 2.65%, as compared to 3.17% for the year ended December 31, 2016. Return on average assets for the quarter ended December 31, 2017 was -0.16%, as compared to 0.41% and 0.40% for the quarters ended September 30, 2017 and December 31, 2016, respectively. Return on average equity for the quarter ended December 31, 2017 was -1.75%, as compared to 4.74% and 4.55% for the quarter ended September 30, 2017 and December 31, 2016, respectively.

•	Total assets were $389.5 million at December 31, 2017, as compared to $389.9 million at September 30, 2017 and $388.4 million at December 31, 2016.

•	Total loans were $ 271.6 million at December 31, 2017, an increase of 0.04% from 271.5 million at September 30, 2017, and an increase of 2.45% from $265.1 million at December 31, 2016.

•	Total deposits were $334.2 at December 31, 2017, an increase of 0.03% from 334.1 million at September 30, 2017, and an increase of 0.30% from $333.2 million at December 31, 2016. Non-interest bearing deposits were $104.0 million at December 31, 2017, a decrease of 0.57% from $104.6 million at September 30, 2017, and an increase of 3.90% from $100.1 million at December 31, 2016.

•	Total borrowings were $20.0 million at December 31, 2017, unchanged from $20.0 million at September 30, 2017 and December 31, 2016.

•	Stockholders’ equity was $34.0 million at December 31, 2017, a decrease of $0.6 million from $34.6 million at September 30, 2017, and an increase of $0.2 million from $33.8 million at December 31, 2016. The decrease in the fourth quarter was related to lower corporate earnings which included the increased tax expense related to the revaluation of our deferred tax assets and liabilities upon enactment of the Tax Act, and the increase in other comprehensive income associated with the available for sale bond portfolio and interest rates swaps.

•	The book value per share of Bancorp’s common stock was $12.15 at December 31, 2017, compared to $12.38 per share at September 30, 2017, and $12.13 per share at December 31, 2016.

•	At December 31, 2017, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 12.83% at December 31, 2017, as compared to 13.63% at September 30, 2017 and December 31, 2016. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

•	Net interest income for the year ended December 31, 2017 totaled $11.7 million, compared to $11.2 million for the year ended December 31, 2016. Net interest income for the three-month period ended December 31, 2017 totaled $3.0 million, compared to $2.9 million for the third quarter of 2017 and $2.8 million for the three-month period ended December 31, 2016.

•	Net interest margin for the year ended December 31, 2017 was 3.12%, compared to 2.98% for the year ended December 31, 2016. Net interest margin for the quarter ended December 31, 2017 was 3.20%, compared to 3.03% for the same periods of 2016. Earning asset leverage was the primary driver in year over year results, as the yield on interest earning assets increased 0.12% from 3.57% to 3.69% for the three month periods ended December 31, 2016 and December 31, 2017, respectively. The cost of funds decreased 0.06% from 0.57% to 0.51% for the same periods.

•	Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and other real estate owned, represented 0.94% of total assets at December 31, 2017, compared to 1.10% at September 30, 2017, and 1.06% at December 31, 2016.

•	The provision for loan losses for the quarter and year ended December 31, 2017 was $0.09 million and $0.3 million, respectively, compared to $0.6 million and $0.9 million, respectively, for the same periods of 2016. The decrease for the year ended December 31, 2017 was primarily the result of improved credit quality of the overall loan portfolio. As a result, the allowance for loan losses was $2.6 million at December 31, 2017, representing 0.95% of total loans, compared to $2.6 million, or 0.97% of total loans, at September 30, 2017, and $2.5 million, or 0.94% of total loans, at December 31, 2016.

Review of Financial Results

For the three-month periods ended December 31, 2017 and 2016

Net loss for the three-month period ended December 31, 2017 was $0.15 million, compared to net income of $0.41 million and $0.40 million for the three-month periods ended September 30, 2017 and December 31, 2016, respectively.

Net interest income for the three-month period ended December 31, 2017 totaled $3.0 million compared to $2.9 million for the previous quarter and $2.8 million for the fourth quarter of 2016. The increase in interest income primarily resulted from interest-earning asset growth from expansion of the Bank’s loan portfolio.

The provision for loan losses for the three-month period ended December 31, 2017 totaled $0.09 million compared to $0.08 million for the previous quarter and $0.64 million for the same period of 2016 resulting from the improving credit quality of the overall loan portfolio combined with the resolution of nonperforming loans.

Noninterest income for the three-month period ended December 31, 2017 was $0.35 million compared to $0.37 million and $0.64 million for the three-month periods ended September 30, 2017 and December 31, 2016, respectively. The results for the fourth quarter 2016 includes a $0.22 million gain on redemption of BOLI policy.

For the three-month period ended December 31, 2017, noninterest expense was $2.70 million, compared to $2.71 million and $2.55 for the three-month periods ended September 30, 2017 and December 31, 2016, respectively. The primary contributor to the $0.01 million decrease when compared to the third quarter of 2017 was a decrease in salaries and employee benefit expense, occupancy and equipment expense, loan collection costs and telephone costs, partially offset by an increase in legal and professional fees. The primary contributor to the $0.15 million increase when compared to the fourth quarter of 2016 was an increase in salaries and employee benefit expense, occupancy and equipment expenses and legal and professional fees, partially offset by a decrease in data processing services and loan collection costs.

For the twelve-month periods ended December 31, 2017 and 2016

Net income for the year ended December 31, 2017 was $0.91 million compared to net income of $1.10 million for the year ended December 31, 2016.

Net interest income for the year ended December 31, 2017 totaled $11.7 million, compared to $11.2 million for the same period of 2016. The increase in interest income resulted primarily from interest-earning asset growth in the loan portfolio.

The provision for loan losses for the year ended December 31, 2017 was $0.3 million compared to $0.9 million for the year ended December 31, 2016, resulting from the improving credit quality of the overall loan portfolio combined with the resolution of nonperforming loans.

Noninterest income for the year ended December 31, 2017 was $1.3 million compared to $1.6 million recorded for the year ended December 31, 2016, which included a $0.22 million gain on redemption of BOLI policy

For the year ended December 31, 2017, noninterest expense was $10.8 million, compared to $10.9 million for the same period in 2016. The primary contributors to the $0.1 million decrease in noninterest expenses were a decrease in data processing services, loan collection costs, partially offset by an increase in occupancy and equipment expenses, legal and professional fees, advertising and marketing expenses, and telephone costs.

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Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally-owned community bank with 8 branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31,	September 30,	December 31,
	2017	2017	2016
	(unaudited)	(unaudited)	(audited)
ASSETS
Cash and due from banks	$2,610	$4,371	$3,195
Interest bearing deposits with banks and federal funds sold	9,995	7,126	7,427
Total Cash and Cash Equivalents	12,605	11,497	10,622

Investment securities available for sale, at fair value	89,349	89,903	94,606
Restricted equity securities, at cost	1,232	1,228	1,230

Loans, net of deferred fees and costs	271,612	271,463	265,058
Less: Allowance for loan losses	(2,589)	(2,623)	(2,484)
Loans, net	269,023	268,840	262,574

Real estate acquired through foreclosure	114	114	114
Premises and equipment, net	3,371	3,451	3,638
Bank owned life insurance	8,713	9,479	9,328
Deferred tax assets, net	2,429	2,847	3,160
Accrued interest receivable	1,133	1,140	1,135
Accrued taxes receivable	465	638	674
Prepaid expenses	433	512	546
Other assets	583	235	814
Total Assets	$389,450	$389,884	$388,441

LIABILITIES
Noninterest-bearing deposits	$104,017	$104,571	$100,099
Interest-bearing deposits	230,221	229,534	233,147
Total Deposits	334,238	334,105	333,246

Short-term borrowings	20,000	20,000	20,000
Defined pension liability	335	328	369
Accrued expenses and other liabilities	835	815	1,012
Total Liabilities	355,408	355,248	354,627

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares, issued and outstanding 2,801,149, 2,797,477, 2,786,855 and shares as of December 31, 2017, September 30, 2017, and December 31, 2016, respectively.	2,801	2,797	2,787
Additional paid-in capital	10,267	10,233	10,130
Retained earnings	21,605	21,935	21,707
Accumulated other comprehensive loss	(631)	(329)	(810)
Total Stockholders' Equity	34,042	34,636	33,814
Total Liabilities and Stockholders' Equity	$389,450	$389,884	$388,441

GLEN BURNIE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(audited)
Interest income:
Loans, including fees	$2,918	$2,809	$11,421	$11,190
Interest and dividends on securities	484	506	2,007	1,972
Deposits with banks and federal funds sold	64	28	179	119
Total Interest Income	3,466	3,343	13,607	13,281

Interest expense:
Deposits	316	348	1,300	1,481
Short-term borrowings	143	-	452	-
Long term borrowings	-	161	185	642
Total Interest Expense	459	509	1,937	2,123

Net Interest Income	3,007	2,834	11,670	11,158

Provision for loan losses	93	635	336	868

Net interest income after provision for loan losses	2,914	2,199	11,334	10,290

Noninterest income:
Service charges on deposit accounts	73	76	281	323
Other fees and commissions	228	120	802	641
Gain on securities sold	-	2	1	2
Income on life insurance	48	53	199	215
Other income	-	387	2	399
Total Noninterest Income	349	638	1,285	1,580

Noninterest expenses:
Salary and employee benefits	1,550	1,430	6,165	6,212
Occupancy and equipment expenses	315	262	1,180	1,063
Legal, accounting and other professional fees	247	162	895	757
Data processing and item processing services	132	187	574	706
FDIC insurance costs	63	56	251	288
Advertising and marketing related expenses	52	29	162	78
Loan collection costs	5	45	78	203
Telephone costs	64	47	276	192
Other expenses	269	330	1,214	1,353
Total Noninterest Expenses	2,697	2,548	10,795	10,852

Income before income taxes	566	289	1,824	1,018
Income tax expense	719	(106)	913	(83)

Net (loss) income	$(153)	$395	$911	$1,101

Basic and diluted net (loss) income per common share	$(0.05)	$0.14	$0.33	$0.40

GLEN BURNIE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the year ended December, 2017 (unaudited) and 2016

(dollars in thousands)

				Accumulated
				Other
		Additional		Comprehensive	Total
	Common	Paid-in	Retained	(Loss)	Stockholders'
	Stock	Capital	Earnings	Income	Equity
Balance, December 31, 2015	$2,773	$9,986	$21,718	$(301)	$34,176

Net income	-	-	1,101	-	1,101
Cash dividends, $0.40 per share	-	-	(1,112)	-	(1,112)
Dividends reinvested under dividend reinvestment plan	14	144	-	-	158
Other comprehensive loss	-	-	-	(509)	(509)
Balance, December 31, 2016	$2,787	$10,130	$21,707	$(810)	$33,814

				Accumulated
				Other
		Additional		Comprehensive	Total
	Common	Paid-in	Retained	(Loss)	Stockholders'
	Stock	Capital	Earnings	Income	Equity
Balance, December 31, 2016	$2,787	$10,130	$21,707	$(810)	$33,814

Net income	-	-	911	-	911
Cash dividends, $0.40 per share	-	-	(1,117)	-	(1,117)
Dividends reinvested under dividend reinvestment plan	14	137	-	-	151
Reclassification adjustment for stranded income tax effects in accumulated other comprehensive income			104	(104)	-
Other comprehensive income	-	-	-	283	283
Balance, December 31, 2017	$2,801	$10,267	$21,605	$(631)	$34,042

THE BANK OF GLEN BURNIE

CAPITAL RATIOS

(dollars in thousands)

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
			Adequately Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2017:
(unaudited)
Common Equity Tier 1 Capital	$32,946	12.83%	$11,553	4.50%	$16,687	6.50%
Total Risk-Based Capital	$35,543	13.84%	$20,538	8.00%	$25,673	10.00%
Tier 1 Risk-Based Capital	$32,946	12.83%	$15,404	6.00%	$20,538	8.00%
Tier 1 Leverage	$32,928	8.43%	$15,617	4.00%	$19,521	5.00%

As of September 30, 2017:
(unaudited)
Common Equity Tier 1 Capital	$34,064	13.63%	$11,250	4.50%	$16,251	6.50%
Total Risk-Based Capital	$36,699	14.68%	$20,001	8.00%	$25,001	10.00%
Tier 1 Risk-Based Capital	$34,064	13.63%	$15,001	6.00%	$20,001	8.00%
Tier 1 Leverage	$34,064	8.56%	$15,919	4.00%	$19,898	5.00%

As of December 31, 2016:
(audited)
Common Equity Tier 1 Capital	$33,962	13.63%	$11,213	4.50%	$16,197	6.50%
Total Risk-Based Capital	$36,471	14.64%	$19,935	8.00%	$24,918	10.00%
Tier 1 Risk-Based Capital	$33,962	13.63%	$14,951	6.00%	$19,935	8.00%
Tier 1 Leverage	$33,962	8.68%	$15,659	4.00%	$19,574	5.00%

GLEN BURNIE BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(dollars in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)

Financial Data:
Assets	$389,450	$389,884	$388,441	$389,450	$388,441
Investment securities	89,349	89,903	94,607	89,349	94,607
Loans, (net of deferred fees and costs)	271,612	271,463	265,057	271,612	265,057
Allowance for loan losses	2,589	2,623	2,484	2,589	2,484
Deposits	334,238	334,105	333,247	334,238	333,247
Borrowings	20,000	20,000	20,000	20,000	20,000
Stockholders' equity	34,042	34,636	33,814	34,042	33,814

Net income	(153)	410	395	911	1,101

Average Balances:
Assets	$391,254	$393,936	$391,240	$392,363	$393,036
Investment securities	90,084	90,028	97,991	91,634	99,281
Loans, (net of deferred fees and costs)	270,402	270,973	260,986	269,600	258,585
Deposits	335,312	334,740	335,696	335,805	337,422
Borrowings	20,501	23,667	20,000	21,458	20,000
Stockholders' equity	34,638	34,643	34,412	34,322	34,737

Performance Ratios:
Annualized return on average assets	-0.16%	0.41%	0.40%	0.23%	0.28%
Annualized return on average equity	-1.75%	4.74%	4.55%	2.65%	3.17%
Net Interest Margin	3.20%	3.10%	3.03%	3.12%	2.98%
Dividend payout ratio	-183%	68%	70%	123%	101%
Book value per share	$12.15	$12.38	$12.13	$12.15	$12.13
Basic and diluted net income per share	(0.05)	0.15	0.14	0.33	0.40
Cash dividends declared per share	0.10	0.10	0.10	0.40	0.40
Basic and diluted weighted average shares outstanding	2,799,832	2,797,396	2,786,713	2,794,381	2,780,477

Asset Quality Ratios:
Allowance for loan losses to loans	0.95%	0.97%	0.94%	0.95%	0.94%
Nonperforming loans to avg. loans	1.31%	1.57%	0.84%	1.32%	0.84%
Allowance for Credit Losses to Non-Accrual and 90+ Past Due Loans	77.7%	67.4%	127.1%	77.7%	127.1%
Net charge-offs annualize to Avg. loans	0.19%	0.08%	0.71%	0.09%	0.59%

Capital Ratios:
Common Equity Tier 1 Capital	12.83%	13.63%	13.63%	12.83%	13.63%
Tier 1 Risk-based Capital Ratio	12.83%	13.63%	13.63%	12.83%	13.63%
Leverage Ratio	8.43%	8.56%	8.68%	8.43%	8.68%
Total Risk-Based Capital Ratio	13.84%	14.68%	14.64%	13.84%	14.64%